SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D
                                (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)

                         (Amendment No.   1 )


                            AmeriNet Group.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   03073A103
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                                 (CUSIP Number)

                          G. Richard Chamberlin, Esq.
                     1941 Southeast 51st Terrace, Suite 800
                              Ocala, Florida 34471
                                 (352) 694-6714
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                    4/20/99

--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].


          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                              (Page 1 of 4   Pages)

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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13D-07/99)

CUSIP No.  03073A103               13D/A                  Page 2   of  4  Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                         Calvo Family Spendthrift Trust
                         59-6849665
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

                                       PF

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Florida

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    570,500
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         570,500

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                    570,500
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                                      5.5%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

                                       OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 03073A103           13D/A                   Page 3   of 4   Pages


________________________________________________________________________________
Item 1.  Security and Issuer.

AmeriNet Group.com, Inc,    Common stock

________________________________________________________________________________
Item 2.  Identity and Background.

     (a)  Calvo Family Spendthrift Trust

     (b)  1941 Southeast 51st Terrace; Ocala, Florida  34471

     (c)  Family Trust

     (d)  None

     (e)  None

     (f)  Florida

________________________________________________________________________________
Item 3.  Source and Amount of Funds or Other Consideration.

     Acquired 65,000 shares from the Southeast Companies, Inc. which is owned by Cyndi Calvo, a trustee for the Calvo Family Spendthrift Trust.
________________________________________________________________________________
Item 4. Purpose of Transaction.

     (a) Not applicable

     (b)  Not Applicable

     (c)  Not Applicable

     (d)  Not Applicable

     (e)  Not Applicable

     (f)  Not Applicable

     (g)  Not Applicable

     (h)  Not Applicable

     (i)  Not Applicable

     (j)  Not Applicable

________________________________________________________________________________
Item 5.  Interest in Securities of the Issuer.

     (a)  570,500   5.5%

     (b)  sole power to vote and dispose of 570,500

     (c)  None

     (d)  Not Applicable

     (e)  Not Applicable

________________________________________________________________________________
Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

None

________________________________________________________________________________
Item 7.  Material to be Filed as Exhibits.

None

________________________________________________________________________________

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       12/10/99
                                        ----------------------------------------
                                                         (Date)


                                        /s/ Cyndi N. Calvo
                                        ----------------------------------------
                                                       (Signature)


                                             Trustee
                                        ----------------------------------------
                                                       (Name/Title)



Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).